EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE LOSS (Unaudited) (In thousands except per share data)

                                      Three Months Ended     Six Months Ended
                                             June 30              June 30
                                      ------------------    ------------------
                                       1997       1996       1997       1996
                                      -------    -------    -------    -------


Average common shares outstanding       7,663      7,569      7,661      7,580


Net loss                              ($3,978)   ($2,653)   ($5,559)   ($4,185)

Preferred stock dividends                 (30)       (30)       (60)       (60)
Preferred stock accretion                 (13)       (13)       (26)       (26)
                                      -------    -------    -------    -------
Net loss applicable to common stock   ($4,021)   ($2,696)   ($5,645)   ($4,271)
                                      =======    =======    =======    =======

Net loss per common share             ($ 0.52)   ($ 0.36)   ($ 0.74)   ($ 0.56)
                                      =======    =======    =======    =======
